Exhibit (a)(1)(V)

NEWS RELEASE FOR IMMEDIATE RELEASE

STATOIL ASA CLOSES TENDER OFFER FOR BRIGHAM EXPLORATION COMPANY AND ANNOUNCES SUBSEQUENT OFFERING PERIOD

Austin, TX – December 1, 2011 – Statoil ASA (OSLO: STL, NYSE: STO) (“Statoil”) and Brigham Exploration Company (NASDAQ: BEXP) (“Brigham”) today announced that more than 87.7 percent of the outstanding shares of Brigham’s common stock have been tendered to Statoil (including and assuming delivery of shares tendered by notice of guaranteed delivery).

“This transaction underpins Statoil’s strategy for growth,” says Statoil’s Chief Executive Officer, Helge Lund.

“Brigham brings a highly talented team and a first class onshore asset to our growing North American activities, and we are excited to include their competence, operational capacity and attractive position in the Williston Basin as we expand our investments in US onshore plays,” Lund says.

The Brigham stockholders have tendered 104,029,535 shares of Brigham common stock, par value $0.01 per share (the “Shares”), to Statoil’s indirect, wholly owned subsidiary, Fargo Acquisition Inc. (“Purchaser”), pursuant to the offer to purchase dated October 28, 2011, representing more than 87.7 percent of the outstanding Shares (including and assuming delivery of 7,115,922 Shares tendered by notice of guaranteed delivery). The tender offer expired at 12:00 midnight, New York City time, at the end of Wednesday, November 30, 2011. Purchaser has accepted for payment, and expects to promptly pay for, all Shares tendered and not withdrawn on or prior to the expiration of the tender offer.

Statoil has also announced the commencement of a subsequent offering period beginning on Thursday, December 1, 2011 and expiring at 12:00 midnight, New York City time, at the end of Wednesday, December 7, 2011, unless extended. Any Shares validly tendered during this subsequent offering period will be accepted immediately for payment, and tendering stockholders will thereafter promptly be paid the same offer price of $36.50 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, in accordance with the terms of the tender offer. The procedures for accepting the tender offer and tendering Shares during the subsequent offering period are the same as those described for the tender offer in the offer to purchase, except that Shares tendered during the subsequent offering period may not be withdrawn. Following completion of the tender offer, Statoil and Purchaser intend to complete the acquisition of Brigham through a merger under Delaware law. Brigham stockholders who do not tender their Shares in the tender offer will not receive payment for their Shares until the completion of the merger.

Questions and requests for assistance regarding the tender offer may be directed to the information agent for the offer, Innisfree M&A Incorporated at (877) 687-1875 or (212) 750-5833.

Additional Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Brigham Exploration Company or any other securities. Statoil ASA and Fargo Acquisition Inc. have filed a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents (the “Tender Offer Statement”), with the SEC. The offer to purchase shares of Brigham common stock (the “Offer”) is only being made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. INVESTORS AND STOCKHOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT, AS FILED AND AS IT MAY BE AMENDED FROM TIME TO TIME, AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS FILED AND AS IT MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE OFFER. The solicitation/recommendation statement on Schedule 14D-9 has been filed with the SEC by Brigham. Investors and stockholders may obtain a free copy of these statements (when available) and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated at (877) 687-1875.

None of the information included on any Internet website maintained by Statoil, Brigham or any of their affiliates, or any other Internet website linked to any such website, is incorporated by reference in or otherwise made a part of this press release.

About Brigham Exploration

Brigham Exploration Company is an independent exploration, development and production company that utilizes advanced exploration, drilling and completion technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward-Looking Statement Disclosure

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include early initial production rates which decline steeply over the early life of wells, particularly our Williston Basin horizontal wells for which we estimate the average monthly production rates may decline by approximately 70% in the first twelve months of production, our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Statoil Further Information

Investor relations Norway:

Hilde Merete Nafstad, senior vice president, investor relations,

mobile: +47 957 83 911

Investor relations US:

Morten Sven Johannessen, vice president, investor relations USA,

mobile: +1 203 570 2524

Press Norway:

Jannik Lindbæk jr., vice president, media relations,

mobile: +47 977 55 622

Bård Glad Pedersen, press spokesperson, media relations,

mobile: +47 918 01 791

Press US:

Ola Morten Aanestad, vice president, North America communication,

mobile: +1 713 498 0585

Brigham Further Information

Contact:

Rob Roosa, Director of Finance & Investor Relations

(512) 427-3300